Exhibit 99.1

NEWS

For Immediate Release

For Further Information Contact:

JULIE A. BOLAND

VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

216-861-8941

jboland@oglebay.onco.com

OR

DAVID M. PEARCE

SENIOR ACCOUNT EXECUTIVE

EDWARD HOWARD & CO.

(216) 861-8731

dpearce@oglebay.onco.com

Oglebay Norton Reports Second Quarter 2003 Results

Company to Defer Bond Interest Payment Due August 1, 2003

Harris Williams & Co. Engaged to Assist in Asset Sales

CLEVELAND, OH—July 31, 2003—Oglebay Norton Company (NASDAQ: OGLE) reports its results for the second quarter and half-year ending on June 30, 2003. Results include:

•	Revenues for the quarter were $116.5 million compared to $112.6 million in the year-earlier period. Revenues for the six-month period were $179.4 million compared to $174.9 million in the prior-year six-month period.

•	The company recorded a $13.1 million, or $1.57 per diluted share, asset impairment charge to reduce the net book value of the Performance Minerals segment’s mica operations to their estimated fair value, as determined by a third-party appraisal.

•	Operating loss for the quarter, including the impact of the asset impairment charge, was $6.2 million compared to operating income of $15.5 million in the second quarter of 2002. For the 2003 half-year period, including the impact of the asset impairment charge, operating loss was $8.4 million compared to operating income of $17.0 million for the 2002 half-year period.

•	Net loss for the quarter, including the impact of the asset impairment charge, was $12.6 million, or $2.47 per diluted share, compared to net income of $3.5 million, or $0.70 per diluted share, for the second quarter last year. Net loss for the six months, including the impact of the asset impairment charge, was $23.6 million, or $4.64 per share, compared to a net loss of $1.9 million, or $0.39 per share, for the same period last year.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) were $17.3 million compared to $24.9 million in the second quarter 2002. EBITDA for the half-year was $20.5 million compared to $31.1 million in the year-earlier six months (see attached financials for GAAP reconciliation).

Oglebay Norton President and Chief Executive Officer Michael D. Lundin said: “As previously disclosed, we are in ongoing negotiations with our syndicated bank group and senior note holders to amend our credit agreements. We remain committed to the negotiation process and to finalizing a definitive long-term agreement. To that end, the Company has chosen to defer paying bond interest due on August 1, 2003, on its 10%, 2/1/09, Senior Subordinated Notes. Although the Company has the financial ability to make the interest payment, we have elected to take advantage of the 30-day grace period and defer payment until we reach definitive agreements with our senior secured lenders. We are currently operating under waivers from our senior secured lenders, which expire on August 15, 2003.”

Commenting on the second quarter results, Lundin said, “Revenues for the quarter were essentially flat excluding the effect of the first quarter 2003 Erie Sand & Gravel acquisition. However, weak demand for limestone and shipping services in Great Lakes Minerals and for lawn and garden products in the Southeast caused us to reduce production volumes and draw down inventories. In addition, increased energy expenses and other costs further negatively impacted overall operating results.”

The Great Lakes Minerals segment’s revenues for the quarter increased to $47.2 million from $46.9 million in the second quarter 2002. Decreased limestone shipments from the segment’s quarries and decreased shipments on the segment’s fleet resulting from reduced demand were offset by the increase in revenue due to the Erie Sand & Gravel acquisition. Operating margins declined to 6.0% for the quarter compared with 17.3% for the same period in 2002. Operating income decreased to $2.8 million compared to $8.1 million for the same period in 2002. The decrease in operating income and margin is primarily due to higher fuel and utility costs and the effect of lower production volumes.

The Global Stone segment’s revenues for the quarter were $47.3 million, up from $43.7 million in the 2002 second quarter. The increase in revenues is attributable to increased shipments of fillers and lime. This increase was partially offset by a decrease in shipments of lawn and garden products due in part to higher than normal rainfall along the Shenandoah Valley corridor. Operating margins declined to 10.3% for the quarter compared with 12.8% in last year’s second quarter as operating income for the quarter was $4.9 million compared to $5.6 million in last year’s second quarter. The decrease in operating income and margin is primarily due to increased energy expenses and lower production volume in the lawn and garden business.

The Performance Minerals segment’s revenues for the quarter were $22.9 million compared to $23.5 million in the same period last year. The decline in revenues is primarily the result of modest pricing erosion partially offset by a slight volume increase. The segment recorded an operating loss for the quarter of $9.5 million, including the $13.1 million asset impairment charge, compared with operating income of $4.6 million in last year’s second quarter. Excluding the impairment charge, operating margins for the quarter were 15.9% compared with 19.5% in the year-earlier period. The decline resulted from increased energy expenses coupled with shifts in mix to lower margin products.

Lundin concluded: “We have undertaken a number of measures to contain costs and improve working capital, including inventory management. We continue to seek strategic buyers for certain of our assets in order to permanently reduce our long-term debt. We have engaged Harris Williams & Company, one of the largest, middle-market M&A firms in the country, to assist us in this asset sale process.”

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. Building on a 149-year heritage, our vision is to become the premier growth company in the industrial minerals industry. The company’s website is located at www.oglebaynorton.com.

Mr. Lundin will host a conference call at 11:00 a.m. Eastern Daylight Time on Friday, August 1, 2003 which will be webcast live in listen only mode via the Oglebay Norton Company website. It also will be available for replay starting at 2:00 p.m. EDT, Friday, August 1, 2003 until midnight EDT, Friday, August 15, 2003 on the website and via MCI WorldCom conferencing services. To access the live or taped webcast, go to the Oglebay Norton Company website at www.oglebaynorton.com and click the conference call button on the investor relations home page. To access the replay via telephone, dial 1-888-325-7187. The access code is: LUNDIN.

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. The outcome and impact of negotiations with the Company’s lenders are uncertain. Weather, particularly in the Great Lakes region, water levels, energy, fuel and oil prices, steel production, changes in the demand for the company’s products due to changes in technology, Great Lakes and Mid-Atlantic construction activity, the California economy and population growth rates in the Southwestern United States, the outcome of negotiations of labor agreements, the loss or bankruptcy of major customers or insurers, changes in environmental law, and changes in asbestos or silica product liability litigation filed in the United States and determinations by a court or jury against the Company’s interest all can impact revenues and earnings. Some of our customers have filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We do not expect that these reorganizations will have a material impact on the company’s financial condition. Please refer to the Company’s current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

#  #  #  #

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
(000's, except per share amounts)
NET SALES AND OPERATING REVENUES	$116,506	$112,592	$179,390	$174,947
COST AND EXPENSES
Cost of goods sold and operating expenses	88,884	78,823	138,428	126,129
Depreciation, depletion, amortization and accretion	10,903	9,655	16,376	14,372
General, administrative and selling expenses	9,827	8,651	19,902	17,442
Provision for restructuring, asset impairments and early retirement programs	13,114	—	13,114	—

	122,728	97,129	187,820	157,943

OPERATING (LOSS) INCOME	(6,222)	15,463	(8,430)	17,004
(Loss) gain on disposition of assets	(6)	(61)	57	72
Interest expense	(13,102)	(10,419)	(26,383)	(20,491)
Other expense, net	(531)	(273)	(2,122)	(426)

(LOSS) INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(19,861)	4,710	(36,878)	(3,841)
INCOME (BENEFIT) TAXES	(7,280)	1,178	(14,638)	(1,900)

(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(12,581)	3,532	(22,240)	$(1,941)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ASSET RETIREMENT OBLIGATIONS (net of tax benefit of $889)	—	—	(1,391)	—

NET (LOSS) INCOME	$(12,581)	$3,532	$(23,631)	$(1,941)

PER SHARE AMOUNTS—BASIC AND ASSUMING DILUTION:
(Loss) income before cumulative effect of accounting change	$(2.47)	$0.70	$(4.37)	$(0.39)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefit of $0.18)	—	—	(0.27)	—

Net (loss) income per share—basic and assuming dilution	$(2.47)	$0.70	$(4.64)	$(0.39)

EBITDA	$17,312	$24,904	$20,482	$31,117

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

	June 30	December 31
	2003	2002

(000’s)
ASSETS
Current assets	$140,346	$123,316
Property and equipment, net	428,923	437,258
Prepaid pension costs	36,615	37,695
Other assets	90,072	89,198

	$695,956	$687,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt*	$333,484	$2,343
Other current liabilities	64,472	66,571

Current liabilities	397,956	68,914
Long-term debt	101,957	393,005
Postretirement benefit obligations	49,330	47,808
Deferred income taxes	13,490	26,769
Other long-term liabilities	38,212	35,470
Stockholders’ equity	95,011	115,501

	$695,956	$687,467

*	At June 30, 2003, includes the Company’s Syndicated Term Loan, Senior Credit Facility, Senior Secured Notes and Vessel Term loan which were not in compliance with certain financial-based restrictive covenants at their June 30, 2003 measurement date. The Company has received a waiver through August 15, 2003 from its banking group and note holders for these violations.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30
	2003	2002

(000’s)
NET CASH USED FOR OPERATING ACTIVITIES	$(16,763)	$(11,077)
INVESTING ACTIVITIES
Capital expenditures	(12,445)	(11,231)
Acquisition of Erie Sand and Gravel Company	(6,831)	—
Proceeds from the disposition of assets	149	45

NET CASH USED FOR INVESTING ACTIVITIES	(19,127)	(11,186)
FINANCING ACTIVITIES
Net additions of long-term debt	35,644	20,040
Other financing activities	(510)	(84)

NET CASH PROVIDED BY FINANCING ACTIVITIES	35,134	19,956

Decrease in cash and cash equivalents	(756)	(2,307)
Cash and cash equivalents, January 1	756	2,307

CASH AND CASH EQUIVALENTS, June 30	$—	$—

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002

(000’s)

NET SALES AND OPERATING REVENUES

Great Lakes Minerals	$47,233	$46,926	$51,436	$49,269
Global Stone	47,334	43,730	87,641	82,839
Performance Minerals	22,944	23,548	41,318	44,451
Less: intersegment revenues	(1,005)	(1,612)	(1,005)	(1,612)

TOTAL NET SALES AND OPERATING REVENUES	$116,506	$112,592	$179,390	$174,947

OPERATING (LOSS) INCOME

Great Lakes Minerals	$2,844	$8,113	$781	$6,460
Global Stone	4,893	5,614	7,707	9,106
Performance Minerals	(9,466)	4,582	(7,863)	7,231

SEGMENT OPERATING INCOME	(1,729)	18,309	625	22,797

Corporate and Other	(4,493)	(2,846)	(9,055)	(5,793)

TOTAL OPERATING INCOME	$(6,222)	$15,463	$(8,430)	$17,004

EBITDA

Great Lakes Minerals	$8,190	$12,914	$6,381	$11,304
Global Stone	8,631	8,795	14,769	15,442
Performance Minerals	5,420	6,176	8,809	10,459

SEGMENT EBITDA	22,241	27,885	29,959	37,205

Corporate and Other	(4,929)	(2,981)	(9,477)	(6,088)

TOTAL EBITDA	$17,312	$24,904	$20,482	$31,117

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO EBITDA (UNAUDITED)

EBITDA is presented in the Condensed Consolidated Statement of Operations (Unaudited) and the Condensed Segment Information (Unaudited) to provide additional information and is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP). Management believes that EBITDA information is useful to the readers of its financial statements because it is a primary measure used by its banking group to assess the performance of the Company and to set covenant levels. A reconciliation of operating (loss) income, the most directly comparable GAAP-based measure of financial performance, to EBITDA follows:

	Three Months Ended June 30, 2003					Six Months Ended June 30, 2003
	Great Lakes Minerals	Global Stone	Performance Minerals	Corporate and Other	Consolidated	Great Lakes Minerals	Global Stone	Performance Minerals	Corporate and Other	Consolidated

(000’s)
Operating (loss) income	$2,844	$4,893	$(9,466)	$(4,493)	$(6,222)	$781	$7,707	$(7,863)	$(9,055)	$(8,430)
Depreciation, depletion, amortization and accretion	5,348	3,722	1,792	41	10,903	5,576	7,072	3,578	150	16,376
Provision for restructuring, asset impairments and early retirement programs			13,114		13,114			13,114		13,114
(Loss) gain on disposition of assets	(2)	16	(20)	—	(6)	24	(10)	(20)	63	57
Other expense, net				(531)	(531)				(2,122)	(2,122)
Non-cash charge to reserve for non-trade debtor of the Company, included in other expense					—				1,455	1,455
Non-cash mark-to-market income of interest rate swaps, included in other expense				54	54				32	32

EBITDA	$8,190	$8,631	$5,420	$(4,929)	$17,312	$6,381	$14,769	$8,809	$(9,477)	$20,482

	Three Months Ended June 30, 2002					Six Months Ended June 30, 2002
	Great Lakes Minerals	Global Stone	Performance Minerals	Corporate and Other	Consolidated	Great Lakes Minerals	Global Stone	Performance Minerals	Corporate and Other	Consolidated

(000’s)
Operating (loss) income	$8,113	$5,614	$4,582	$(2,846)	$15,463	$6,460	$9,106	$7,231	$(5,793)	$17,004
Depreciation, depletion, amortization and accretion	4,801	3,181	1,655	18	9,655	4,848	6,199	3,289	36	14,372
(Loss) gain on disposition of assets			(61)		(61)	(4)	137	(61)		72
Other expense, net				(273)	(273)				(426)	(426)
Non-cash mark-to-market expense of interest rate swaps, included in other expense				120	120				95	95

EBITDA	$12,914	$8,795	$6,176	$(2,981)	$24,904	$11,304	$15,442	$10,459	$(6,088)	$31,117